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                                                                    EXHIBIT 3.11

                              AMENDMENTS TO BYLAWS


1. ON OCTOBER 8, 2001, THE SOLE SHAREHOLDER OF COLORTYME, INC. AMENDED THE BYLAWS OF COLORTYME, INC. AS FOLLOWS:

The first sentence of Article III, Section 2 shall read in its entirety as follows:

         "The Board of Directors shall consist of no less than one (1) nor more than seven (7) directors, who need not be shareholders or residents of the State of Texas."